EXHIBIT 99.1
FOR IMMEDIATE RELEASE
For additional information contact:
Michael W. Shelton, Chief Financial Officer
Phone: 336-369-0900
NEWBRIDGE BANCORP ANNOUNCES THE HIRING OF
RICHARD M. COBB
GREENSBORO, N.C.—(BUSINESS WIRE)—December 17, 2007—NewBridge Bancorp (NASDAQ: NBBC) (the “Company”), the parent company of NewBridge Bank, announced that Richard M. Cobb has joined the Company as Controller and Chief Accounting Officer. Mr. Cobb has over 30 years experience in the banking industry, most of which has been in the financial area. In banking, he most recently served as Chief Financial Officer for Southern Community Financial Corporation in Winston-Salem, NC from its inception in 1996 until February 2005. Immediately prior to joining the Company, he was self employed as a consultant.
About NewBridge Bank
NewBridge Bank is the banking subsidiary of NewBridge Bancorp, formed on July 31, 2007 upon the merger of LSB Bancshares, Inc. and FNB Financial Services Corporation. NewBridge Bank, headquartered in Greensboro, NC, ranks among the 10 largest banks in North Carolina, with assets of approximately $2 billion. NewBridge Bank has 40 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the areas surrounding Harrisonburg, VA. The bank maintains operations facilities in Lexington and Reidsville, NC. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC”.